Exhibit 99.26

CONTRIBUTION AGREEMENT

This Contribution Agreement (“Agreement”) is dated as of January 2, 2013, by and between Elemetal, LLC, a Delaware limited liability company (“Elemetal”) and NTR Metals, LLC, a Texas limited liability company (“NTR Metals”).

RECITALS:

WHEREAS, NTR Metals owns each of the assets set forth on Schedule 1 (such assets, the “Contributed Assets”);

WHEREAS, NTR Metals desires to contribute the Contributed Assets to Elemetal in exchange for the number of Class A Common Units of Elemetal set forth on Schedule 2; and

WHEREAS, Elemetal desires to accept and acquire the Contributed Assets from NTR Metals and issue NTR Metals the number of Class A Common Units of Elemetal set forth on Schedule 2.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I. CONTRIBUTION, ASSUMPTION AND ISSUANCE OF UNITS

1.1. Contribution of Assets. On the terms hereof, effective as of the date hereof, NTR Metals hereby contributes, transfers, assigns, conveys and delivers to Elemetal all of NTR Metals’ right, title and interest in, to and under the Contributed Assets. Elemetal hereby accepts and acquires from NTR Metals such Contributed Assets.

1.2. Assumption of Liabilities. Concurrently with the contribution of the Contributed Assets pursuant to Section 1.1, Elemetal hereby assumes and agrees to pay, perform, fulfill and discharge when due all liabilities, obligations or commitments of any nature, whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, of NTR Metals, associated with, arising from or relating to the Contributed Assets.

1.3. Issuance of Units. Concurrently with the contribution of the Contributed Assets pursuant to Section 1.1, Elemetal hereby agrees to issue to NTR Metals the number of Class A Common Units of Elemetal set forth on Schedule 2 and take all such other actions as are necessary and appropriate to effect the issuance of such Class A Common Units.

1.4. Admission of NTR Metals as a Member of Elemetal. Concurrently with the other transactions contemplated by this agreement, NTR Metals shall execute a Joinder to the Amended and Restated Limited Liability Company Agreement of Elemetal and, subject to approval of the board of managers of Elemetal, NTR Metals shall be admitted as a member of Elemetal.

II. REPRESENTATIONS AND WARRANTIES OF NTR METALS

NTR Metals hereby represents and warrants to Elemetal as follows, as of the date hereof:

2.1. Valid and Binding Agreement. The execution and delivery of this Agreement by NTR Metals and the consummation by NTR Metals of the transactions contemplated hereby have been duly authorized by all necessary action on the part of NTR Metals and no additional proceedings are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by NTR Metals and constitutes a legal, valid and binding obligation of NTR Metals, enforceable in accordance with its terms.

2.2. Non-Contravention. The execution and delivery of this Agreement by NTR Metals and the consummation by NTR Metals of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of NTR Metals’ certificate of formation or limited liability company agreement, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any of the Contributed Assets or other material contract to which NTR Metals is a party, (c) result in the creation or imposition of any lien, encumbrance, security interest or pledge on any of the Contributed Assets or (d) violate any applicable law.

2.3. Consents. No consent of any third party, any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal, or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign) is required on the part of NTR Metals in connection with the execution, delivery and performance by NTR Metals of this Agreement or the consummation of transactions contemplated hereby.

2.4. Title to Properties. NTR Metals has good and defensible title to the Contributed Assets, free and clear of any lien, encumbrance, security interest or pledge.

III. REPRESENTATIONS AND WARRANTIES OF ELEMETAL

Elemetal represents and warrants to NTR Metals as of the date hereof:

3.1. Valid and Binding Agreement. The execution and delivery of this Agreement by Elemetal and the consummation by Elemetal of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Elemetal and no additional proceedings are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Elemetal and constitutes a legal, valid and binding obligation of Elemetal in accordance with its terms.

3.2. Non-Contravention. The execution and delivery of this Agreement by Elemetal and the consummation by Elemetal of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of Elemetal’s certificate of formation or limited liability company agreement or (b) violate any applicable law.

3.3. Consents. No consent of any third party or governmental entity is required on the part of Elemetal in connection with the execution, delivery and performance by Elemetal of this Agreement and the transactions contemplated hereby.

IV. CERTAIN COVENANTS

4.1. Subsequent Actions. Following the consummation of the transactions contemplated by this Agreement, if Elemetal shall consider or be advised that any documents, deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (a) to vest, perfect or confirm ownership (of record or otherwise) in Elemetal of the right, title or interests in, to or under any or all of the Contributed Assets or (b) otherwise to carry out the transactions contemplated by this Agreement, the parties hereto shall execute and deliver such additional documents, deeds, bills of sale, instruments, conveyances, assignments and assurances and take such further actions as may be reasonably required to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Elemetal.

V. GENERAL

5.1. Amendment. This Agreement may not be amended or modified except by the written agreement of all the parties hereto.

5.2. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements among the parties and understandings, both written and oral, among the parties with respect to those matters.

5.3. Binding Effect; Assignment; No Third-Party Benefit. This Agreement is binding upon and will inure to the benefit of the parties and their respective legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties without the prior written consent of the other parties. Nothing in this Agreement, express or implied, is intended to or will confer upon any person other than the parties, and their respective legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

5.4. Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

5.5. Schedules and Exhibits. All Schedules and Exhibits to this Agreement will be deemed part of this Agreement and included in any reference hereto.

5.6. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CHOICE OF LAW RULES.

5.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all such counterparts taken together will constitute one and the same agreement. Any such counterpart that may be delivered by facsimile, email or similar electronic transmission (including by way of Adobe Portable Document Format) shall be deemed the equivalent of an originally signed counterpart and shall be fully admissible in any enforcement proceedings regarding this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers effective as of the date first above written.

NTR METALS, LLC

By:	/s/ John Loftus
Name:	John Loftus
Title:	Member

ELEMETAL, LLC

By:	/s/ Alan Stockmeister
Name:	Alan Stockmeister
Title:	Chairman

[Signature Page to Contribution Agreement]

SCHEDULE 1

Contributed Assets

1. 4,393,142 shares of capital stock of DGSE Companies, Inc.

2. Option Grant Agreement, dated as of October 25, 2011, by and between NTR Metals and DGSE Companies, Inc. (subject to consent to transfer by DGSE Companies, Inc.)

SCHEDULE 2

Class A Common Units

Recipient	Class A Common Units To Be Issued
NTR Metals, LLC	105,000